Exhibit 99.1

Erie Indemnity Company
Corrects Deadlines for Shareholder Proposals for 2007 Annual Meeting

ERIE, PA (March 29, 2006) – Erie Indemnity Company (NASDAQ: ERIE) today announced corrections to certain dates relating to shareholder proposals for its 2007 annual meeting of shareholders from those set forth in its March 22, 2006 proxy statement. The corrections are as follows:

•	The deadline for the submission of shareholder proposals pursuant to SEC Rule 14a-8 for the Company’s 2007 annual meeting of shareholders is November 22, 2006 (rather than November 17, 2006 as indicated in the proxy statement).

•	The period during which any shareholder may propose a candidate for nomination as a director of the Company in connection with the Company’s 2007 annual meeting of shareholders under Section 2.07(a) of the Company’s Bylaws is no earlier than November 7, 2006 and no later than December 7, 2006 (rather than November 2, 2006 and December 4, 2006 as indicated in the proxy statement).

•	The period during which any shareholder may propose an item of business for consideration at the Company’s 2007 annual meeting of shareholders under Section 2.07(b) of the Company’s Bylaws is no earlier than November 22, 2006 and no later than December 22, 2006 (rather than November 17, 2006 and December 18, 2006 as indicated in the proxy statement).

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 23rd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.